TRAVELERS GROWTH AND INCOME STOCK ACCOUNT FOR VARIABLE ANNUITIES
              TRAVELERS MONEY MARKET ACCOUNT FOR VARIABLE ANNUITIES TRAVELERS QUALITY BOND ACCOUNT FOR VARIABLE ANNUITIES

                     CODE OF ETHICS PURSUANT TO SECTION 406
                        OF THE SARBANES-OXLEY ACT OF 2002
              FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This Code of Ethics (this "Code") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by Account(1) and applies to the Account's Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer or persons performing similar functions (the "Covered Officers," as set forth in EXHIBIT A) for the purpose of promoting:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely, and understandable disclosure in reports and documents that the Account files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Account;

         o    compliance  with  applicable  laws  and  governmental   rules  and
              regulations;

         o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

         o    accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II.      COVERED OFFICERS SHOULD HANDLE ETHICALLY CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Account. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Account.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Account and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (including the regulations thereunder, the "1940 Act") and the Investment Advisers Act of 1940 (including the regulations thereunder, the "Investment Advisers Act"). For example,


----------------------
         (1) References herein to the "Account" shall refer to the Travelers Growth and Income Stock Account for Variable Annuities, the Travelers Money Market Account for Variable Annuities, the Travelers Quality Bond Account for Variable Annuities, as relevant given the context.

Covered Officers may not engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with the Account because of their status as "affiliated persons" of the Account. The compliance programs and procedures of the Account and its investment advisers and subadvisers (the "Service Providers"; each of the investment advisers and subadvisers shall be referred to herein as the "Affiliated Service Providers") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Account and companies in the MetLife enterprise. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether for the Account or for an Affiliated Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Affiliated Service Providers and the Account. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Account and its Affiliated Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Account. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, other applicable laws and the Account's organizational documents, such activities will be deemed to have been handled ethically and not to have involved any violation of this Code. In addition, it is recognized by the Account's Boards of Managers (the "Board") that the Covered Officers may also be directors, officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest or to a violation of this Code.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Account.

         Each Covered Officer must not:

         o use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Account whereby the Covered Officer would benefit personally to the detriment of the Account and its unitholders;

         o use his or her position with the Account for private economic gain to himself or herself, his or her family or any other person, or in a manner detrimental to the interests of the Account and its unitholders;

         o exercise inappropriate influence in connection with his or her official duties that causes the Account to violate applicable laws, rules and regulations;

         o cause the Account to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Account; or

         o retaliate against any other Covered Officer or any employee of the Account or its Service Providers or other entities doing business with the Account for reports of potential violations of this Code or applicable laws that are made in good faith.

         There are some relationships that should always be disclosed to the Secretary of the Account (the "Code Officer"). These relationships are listed below:

         o any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Account, other than an Affiliated Service Provider or an affiliate of an Affiliated Service Provider. This disclosure requirement shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Officer's ownership does not exceed more than 1% of the outstanding securities of the relevant class.

         o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Account for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with an Affiliated Service Provider or its affiliates. This disclosure requirement shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Officer's ownership does not exceed more than 1% of the particular class of security outstanding or (ii) the receipt by an Affiliated Service Provider or its affiliate of research or other benefits in exchange for "soft dollars."

III.     DISCLOSURE AND COMPLIANCE

         o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Account;

         o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Account to others, whether within or outside the Account, including to the Board and auditors, and to governmental regulators and self-regulatory organizations;

         o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Account, the Service Providers or their affiliates, auditors, other entities doing business with the Account or with counsel to the Account with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Account files with, or submits to, the SEC (which for the sake of clarity, does not include any sales literature, omitting prospectuses or "tombstone" advertising prepared by the Account's principal underwriter) and in other public communications made by the Account; and

         o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations by (i) adhering personally to such standards and restrictions and (ii) encouraging and counseling other persons involved with the Account to adhere to such standards and restrictions.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

         o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Account that he or she has received, read, and understands the Code;

         o annually thereafter affirm to the Account that he or she has complied with the requirements of the Code;

         o provide full and fair responses to all questions asked in any Director and Officer Questionnaire as well as with respect to any supplemental request for information; and

         o notify the Code Officer promptly if he or she knows of any material violation of this Code. Failure to do so is itself a violation of this Code.

         The Code Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Code Officer may consult with internal or external counsel or accountants or members of the MetLife Compliance Department to assist with the application and interpretation of this Code.

         Requests for waivers from the Code shall be submitted in writing to the Code Officer. The Audit Committee of the Board of Managers shall be authorized to grant waivers, as it deems appropriate. Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

         The Account will follow these procedures in investigating and enforcing this Code:

         o the Code Officer will take all appropriate action to investigate any potential material violations reported to him or her, which may include the use of internal or external counsel, accountants or other personnel, including members of the MetLife Compliance Department;

         o if, after such investigation, the Code Officer believes that no material violation has occurred, the Code Officer is not required to take any further action;

         o any matter that the Code Officer believes is a material violation will be reported to the President (if the violation is by someone other than the President), the MetLife Compliance Department and Audit Committee of the Board of Managers (the "Committee");

         o if the Committee concurs that a material violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of an Affiliated Service Provider or its board; and/or disciplinary action (which may include the dismissal of the Covered Officer as an officer or employee of the Account);

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Account for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The Account and its Service Providers' codes of ethics under Rule 17j-1 under the 1940 Act and the Service Providers' more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      AMENDMENTS

         Any amendments to this Code, other than amendments to EXHIBIT A, must be approved or ratified by a majority vote of the Board.

VII.     INTERNAL USE

         The Code is intended solely for internal use by the Account and does not constitute an admission, by or on behalf of the Account, as to any fact, circumstance, or legal conclusion.

                                                                       EXHIBIT A

Persons Covered by this Code of Ethics
--------------------------------------

---------------------------------------------------------------------------------------------------------------
            ACCOUNT              PRINCIPAL EXECUTIVE OFFICER               PRINCIPAL FINANCIAL AND
                                                                             ACCOUNTING OFFICER
---------------------------------------------------------------------------------------------------------------
Travelers Growth and Income      Elizabeth M. Forget, Chief          Al Leland, Chief Financial Officer
Stock Account for Variable       Executive Officer
Annuities
---------------------------------------------------------------------------------------------------------------
Travelers Money Market Account   Elizabeth M. Forget, Chief          Al Leland, Chief Financial Officer
for Variable Annuities           Executive Officer
---------------------------------------------------------------------------------------------------------------
Travelers Quality Bond Account   Elizabeth M. Forget, Chief          Al Leland, Chief Financial Officer
for Variable Annuities           Executive Officer
---------------------------------------------------------------------------------------------------------------





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